[ON CHAPMAN AND CUTLER LLP LETTERHEAD]

February 28, 2017

Nuveen Investment Trust II

333 West Wacker Drive

Chicago, Illinois 60606-1286

Re:                                             Nuveen Investment Trust II

Ladies and Gentlemen:

We have served as counsel for the Nuveen Investment Trust II (the “Fund”), which proposes to offer and sell Class T shares of its series, Nuveen Santa Barbara Dividend Growth Fund, Nuveen Santa Barbara Global Dividend Growth Fund and Nuveen Santa Barbara International Dividend Growth Fund, (the “Shares”) in the manner and on the terms set forth in Post-Effective Amendment No. 143 and Amendment No. 144 to its Registration Statement on Form N-1A filed on February 28, 2017 (the “Amendment”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively.

In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Morgan, Lewis & Bockius LLP issued to the Fund or Fund’s counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

The Shares of the Fund may be legally and validly issued from time to time in accordance with the Fund’s Declaration of Trust dated June 27, 1997, the Fund’s By-Laws, the Fund’s Amended and Restated Designation of Series, the Fund’s Amended Establishment and Designation of Classes, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price not less than the net asset value per Share and such Shares, when so issued and sold, will be validly issued, fully paid and

February 28, 2017

non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-33607) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,

/s/ Chapman and Cutler LLP

CHAPMAN AND CUTLER LLP